Exhibit 4.1

NAVIENT CORPORATION

as Issuer

and

DEUTSCHE TRUSTEE COMPANY LIMITED

as Trustee

SECOND SUPPLEMENTAL INDENTURE

relating to

Navient Corporation

U.S.$15,000,000,000

Euro Medium Term Note Programme

arranged by

DEUTSCHE BANK AG, LONDON BRANCH

This Second Supplemental Indenture is made on October 16, 2014 (this “Second Supplemental Indenture”), among:

(1)	Navient Corporation, a Delaware corporation (the “Issuer”); and

(2)	Deutsche Trustee Company Limited (the “Trustee”) under the Indenture referred to below.

Whereas:

(A)	SLM Corporation (the “Original Issuer”) and the Trustee have heretofore executed and delivered an Amended and Restated Indenture, dated as of April 25, 2006 (as amended, supplemented, waived or otherwise modified through the date hereto and hereby, the “Indenture”), providing for the issuance from time to time debt securities under its U.S.$15,000,000,000 Euro Medium Term Note Programme.

(B)	Effective 29 April 2014, Original Issuer merged with and into Navient, LLC (the “Successor Issuer”) pursuant to a Plan of Merger adopted by the Original Issuer in accordance with §251(g) of the General Corporation Law of the State of Delaware (the “First Merger”).

(C)	As a result of the First Merger, the separate existence of the Original Issuer ceased effective as of 29 April 2014 and the Successor Issuer continued as the surviving limited liability company.

(D)	The Issuer, the Successor Issuer and the Trustee entered into a first supplemental indenture, dated as of April 29, 2014, pursuant to which, among other things, the Issuer became a guarantor of the Notes (the “Note Guaranty”) under the Indenture.

(E)	Effective October 16, 2014, the Successor Issuer merged with and into the Issuer pursuant to an Agreement and Plan of Merger adopted by the Successor Issuer in accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware and Sections 251 and 264 of the General Corporation Law of the State of Delaware (the “Merger”).

(F)	As a result of the Merger, the separate existence of the Successor Issuer ceased effective as of October 16, 2014 and the Issuer continued as the surviving corporation.

(G)	Pursuant to Condition 10 of the Final Terms of each Series of Notes, Navient, LLC, as the successor issuer under the Indenture, may merge into or be merged into, any other Person so long as each of the conditions set forth in Condition 10 is satisfied.

(H)	One of the conditions set forth in Condition 10 provides that the resulting Person is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and such Person assumes all of the obligations under the Indenture and the Notes, including performance of all obligations under the Indenture and payment of all amounts due on the Notes.

(I)	One of the conditions set forth in Condition 10 provides that immediately after the Merger, and giving effect to the Merger, no Event of Default existed or exists.

(J)	The Issuer has furnished the Trustee with an Officers’ Certificate and opinion of counsel in accordance with Condition 10(c), stating that the Merger complies with the conditions of Condition 10.

(K)	Pursuant to Clause 18.9.1 of the Indenture, the Note Guaranty will terminate upon a sale or other disposition (including by way of a consolidation or merger) of the Issuer, as guarantor, otherwise permitted by the Indenture.

(L)	Pursuant to Clause 12.2 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Second Supplemental Indenture to amend or supplement the Indenture, without consent of the Noteholders, to, among other things, make any modification that in the opinion of the Trustee is not materially prejudicial to the interests of the Noteholders.

In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders of the Securities as follows:

1.	Interpretation

1.1	Definitions: In this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular clause hereof.

2.	Assumption and Substitution

2.1	Pursuant to, and in compliance and in accordance with, Condition 10 of the Final Terms, the Issuer hereby expressly and unconditionally assumes all of the obligations of the Successor Issuer under the Indenture and the Notes, including performance of all obligations under the Indenture and payment of all amounts due on the Notes.

2.2	In accordance with Condition 10 of the Final Terms, upon the Merger, the Issuer succeeded to, and was substituted for, and may exercise every right and power of, the Successor Issuer under the Indenture and the Notes, with the same effect as if the Issuer had been an original party to the Indenture.

3.	Amendments

3.1	Definitions: Clause 1.1 of the Indenture is hereby amended by the deletion of the following definitions:

“GUARANTOR” means Navient Corporation until a successor replaces it, and thereafter means the successor; and

“NOTE GUARANTY” means the guaranty of a Note by the Guarantor pursuant to the Indenture.

3.2	Note Guaranty: Clause 18 of the Indenture is hereby deleted in its entirety and replaced with the following:

[Reserved]

4.	Miscellaneous

4.1	Parties: Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Noteholders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

4.2	Governing Law: This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law principles.

The Trustee agrees that the United States Federal or New York State courts sitting in New York City, the Borough of Manhattan shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Second Supplemental Indenture (respectively, “Proceedings” and “Disputes”) and, for such purposes, the Trustee irrevocably submits to the non-exclusive jurisdiction of such courts.

The Trustee irrevocably waives any objection which it might now or hereafter have to the courts referred to in this Clause 4.2 being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

The submission to the jurisdiction of the courts referred to in this Clause 4.2 shall not (and shall not be construed so as to) limit the right of the Trustee to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

4.3	Severability Clause: In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

4.4	Ratification of Indenture; Supplemental Indentures Part of Indenture: Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore or hereafter authenticated and delivered shall be bound hereby.

4.5	Limitation of Trustee Responsibility: Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture, with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The recitals in this Second Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to, and makes no representation or warranty as to, the validity or sufficiency of this Second Supplemental Indenture.

4.6	Counterparts: The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

4.7	Headings: The headings of the Clauses in this Second Supplemental Indenture shall be ignored in construing this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and made effective as of the date first above written.

NAVIENT CORPORATION,
as Issuer

By:	/s/ Somsak Chivavibul
Name:	Somsak Chivavibul
Title:	Chief Financial Officer

DEUTSCHE TRUSTEE COMPANY LIMITED,
as Trustee

By:	/s/ Mahen Surnam
Name:	Mahen Surnam
Title:	Associate Director

By:	/s/ S Ferguson
Name:	S Ferguson
Title:	Associate Director